Exhibit 5.1

By Email Aptorum Group Limited Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010 Cayman Islands

Floor 4, Willow House, Cricket Square

Grand Cayman

KY1-9010

Cayman Islands

D +1 345 914 5845

T +1 345 949 2648

F +1 345 949 8613

E  rlaws@campbellslegal.com or

dmagee@campbellslegal.com

campbellslegal.com

Our Ref: RCS/RML/12574-17506

Your Ref:

CAYMAN | BVI | HONG KONG

6 January 2020

Dear Sirs

Aptorum Group Limited – Listing of Class A Ordinary Shares, Preferred Shares, Warrants, Debt Securities and Units

We have acted as Cayman Islands legal advisers to Aptorum Group Limited (the “Company”), a Cayman Islands exempted company, in connection with the Company’s registration and offerings of any combination of Class A Ordinary Shares, Preferred Shares, Warrants, Debt Securities and Units (“Registered Securities”), having an aggregate offering price of US$100,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act through a Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date (the “Act”), as to which this opinion is a part, to be filed with the United States Securities and Exchange Commission (the “Commission”).

In giving this opinion we have relied upon the Director’s Certificate (as defined below) which certifies the following information which has been provided to us:

A	As part of the corporate actions taken and to be taken in connection with the issuance and sale of the Registered Securities (the “Corporate Proceedings”), the Company has informed us that before the Registered Securities are issued and sold under the Registration Statement, the board of directors of the Company (the “Board”) will authorise the issuance and approve the terms of any Registered Securities to be issued and sold from time to time under the Registration Statement, and, in relation to any Preferred Shares effect any necessary amendments to the A&R Memorandum and Articles (as defined below), in each case in a form acceptable to us and Cayman Islands law, and such applicable Corporate Proceedings (hereinafter referred to as the “Board Authorisations”) shall be in full force and effect at the time of any such issuance and sale.

B	The Company has informed us that the Registered Securities will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments and/or supplement thereto), the prospectus contained therein and any prospectus supplement. We have been informed by the Company that prior to the sale of any Registered Securities under the Registration Statement, the Company will afford us an opportunity to review drafts of the applicable Board Authorisations and, if necessary, amendments to the A&R Memorandum and Articles and operative documents pursuant to which such Registered Securities are to be sold (“Operative Documents” and together with the Board Authorisations and amendments to the A&R Memorandum and Articles the “Documents”) prior to the execution of any such Documents, and the Company will either make any such amendments to the Documents as may be required by Campbells or file any applicable amendment and/or supplement to the Registration Statement (which may include as an exhibit thereto an amended opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of such Registered Securities (“Cayman Review”).

1	Assumptions

1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions, the Shareholder Resolutions and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

(a)	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

(b)	All signatures, initials and seals are genuine;

(c)	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

(d)	The A&R Memorandum and Articles remain in full force and effect and are unamended;

(e)	The Resolutions and the Shareholder Resolutions were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions and the Shareholder Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

(f)	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended; and

(g)	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

1.2	In this opinion the term “Circumstances are Unchanged” means there have been (i) no changes to Cayman Islands statute law, jurisprudence or regulatory guidance, (ii) no changes to any of the Company’s corporate documents referred to in this opinion, and (iii) no breach of any assumption or qualification in this opinion, in the period between the issuance of this opinion and the execution of the relevant document in each case.

2	Documents Reviewed

2.1	We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

(a)	A copy of the Registration Statement as provided and to be filed with the Commission on or about the date of this opinion;

(b)	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 13 September 2010;

(c)	A copy of the Company’s certificate of incorporation on change of name issued by the Registrar of Companies in the Cayman Islands on 3 March 2017;

(d)	A copy of the certificate of incorporation of change of name issued by the Registrar of Companies in the Cayman Islands dated 19 October 2017;

(e)	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, reviewed by Campbells Corporate Services Limited on 18 December 2019;

(f)	A copy of the second amended and restated Memorandum and Articles of Association of the Company adopted by the Shareholder Resolutions on 13 October 2017 and filed with the Registrar of Companies (the “A&R Memorandum and Articles”);

(g)	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 7 November 2019 (the “Certificate of Good Standing”);

(h)	Copies of the written resolutions of the Board dated 27 November 2018, 30 May 2018, 27 March 2018, 3 April 2018, 9 October 2017, 17 September 2017, 18 April 2019, 12 November 2019 and 17 December 2019 (together, the “Resolutions”);

(i)	A copy of the shareholder resolutions of the Company dated 3 October 2017 (the “Shareholder Resolutions”); and

(j)	A certificate provided by a director of the Company dated 6 January 2020 confirming the matters set out in paragraphs (A) and (B) on page 1 above (“Director’s Certificate”).

(k)	The records of proceedings of the Company on file with, and available for inspection on 3 January 2020, at the Grand Court of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The issue and allotment of the Registered Securites has been duly authorised, and when allotted, issued and paid for as contemplated as described in the Registration Statement, the Registered Securities will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	When (a) the applicable Warrants have been duly authorised by the Company; (b) the final terms of the Warrants have been duly established and approved by the appropriate Board Authorisations; (c) the applicable Warrants have been duly executed by the Company and countersigned or authenticated in accordance with the applicable warrant agreement and that such execution and delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the respective counterparties thereto in accordance with its terms (the “Warrant Agreement”) and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, (d) satisfactory Cayman Review and (e) the Circumstances are Unchanged, such Warrants would constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.4	When a Warrant Agreement as contemplated by the Registration Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and by the applicable Board Authorisations or other corporate proceedings, has been duly authorised, executed and delivered by the Company, and assuming due execution and delivery by the warrant agent and that such execution and delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the respective counterparties thereto in accordance with its terms, such Warrant Agreement and satisfactory Cayman Review and the Circumstances are Unchanged, would constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.5	When (a) the applicable Units have been duly authorised by applicable Board Authorisation; (b) the final terms of the Units have been duly established and approved; and (c) the applicable Units have been duly executed by the Company and countersigned or authenticated in accordance with the applicable unit agreement and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement and that such execution and delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the respective counterparties thereto in accordance with its terms (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, satisfactory Cayman Review and the Circumstances are Unchanged, such Units would constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.6	With respect to each issue of the Debt Securities, when (a) the Company’s Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (b) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws and that such execution and delivery, and the performance of the obligations therein contained is within the capacity and powers of, and will constitute the legal, valid, binding and enforceable obligations of the respective counterparties thereto in accordance with its terms; (c) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, (d) satisfactory Cayman Review and (e) the Circumstances are Unchanged, such Debt Securities would constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4	Qualifications

The opinions hereinbefore given are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the document are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable inside the Cayman Islands to the extent that performance would be illegal under the laws that jurisdiction;

(e)	an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the document is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the document which imposes additional obligations in the event of any breach or default, or of payment or repayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)	to the extent that the performance of any obligation arising under the document would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and

(h)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

4.2	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3	In this opinion, the phrase “non-assessable” means, with respect to the Registered Securities, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Registered Securities by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.4	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Enforcement of Civil Liabilities” and “Legal matters” and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this opinion and an exhibit or otherwise.

Yours faithfully

/s/ Campbells

Campbells